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                                                                    Exhibit 99.2

                              Conference Call Notes
                               Fourth Quarter 2002

Thank you operator, and good morning everyone. I'd like to thank you for joining us this morning to review our results for the fourth quarter and our fiscal 2002. Steve Hare, our executive vice president and chief financial officer, is with me today. And after my remarks, Steve will review the financial results in more detail. Following that, both Steve and I will be available to answer any questions that you may have.


First, let me deal with the customary Safe Harbor statements. We call your attention to the Forward-Looking Information disclaimer that is provided on our web site and on our previously issued press release. This disclaimer lists a variety of risk factors and uncertainties that could cause actual results to differ materially from management's forecasts and expectations expressed here today. This disclaimer also cautions listeners against placing undue reliance on such forward-looking statements. We emphasize that all forward-looking statements made during the course of this call are made subject to this cautionary statement and that the information provided in this conference call is provided only as of the date of the call.

                                    ---------

Having covered those formalities, let me begin with an overview of the topics Steve and I will discuss.

     First, I will discuss some of the highlights of our operating performance this quarter and year;

     Second, I will discuss in detail several of the new, more content-oriented products and services that we have introduced and expanded this year. We are pleased with the progress we are making in this area in terms of differentiating ourselves from our competition AND in offsetting the impact of demand and pricing pressures.

     Third, Steve will provide a bit more detailed financial review of our fourth fiscal quarter and full year results; and

     Finally, we'll talk about our outlook for fiscal 2003.

                                    ---------

First, the operating highlights.

Let me just stress that market conditions remain difficult. We are still not seeing meaningful evidence of an economic recovery in our industry and, as several of our competitors have highlighted in their remarks, pages and overall demand remains soft. Particularly in light of these difficult economic and industry conditions, we are pleased with our performance this fiscal year. As we began the year, we outlined 4 primary goals. They were to (i) deliver sequential improvement in our financial performance, (ii) to reduce our debt and overall leverage, (iii) to extend our position in the STM niche, and (iv) improve results in the more economically sensitive packaging and special interest magazine divisions.

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As we highlighted in the press release, we have made meaningful progress in each of these four important areas.  Specifically:

      o In this 4th quarter, we were able to deliver sequentially improved performance - and much improved performance year over year. Operating margins, EBITDA margins and EPS all improved significantly year over year. And, we showed sequential improvement in EPS and operating margins throughout the year;

      o We had another quarter of positive cash flow allowing us to reduce total debt by another $1.2 million this quarter and by a total of $34.7 million over the full year. Again, this debt reduction came primarily from strong cash flow from operations - as we continue to manage our working capital and capital spending well;

      o I'll come back in just a minute to our scholarly publishing business, which had a very solid quarter. Let me first talk about our packaging and our magazine divisions, which we had slated to significantly improve performance from fiscal 2001:

         o Our packaging division did make significant improvement in revenue and profitability during the year. As they benefited from the cost and capacity actions we took last year, the sales talent that we have added, and an overall improved product mix. For the quarter and for the year, revenue and operating income was up nicely in this division. This division will continue to be challenged by a still recovering economy, but it appears to be back on the right track.

         o By contrast, our magazine division had another difficult year as it continues to be impacted by the deep downturn in advertising spending. According to figures released by the Publishers Information Bureau, magazine ad pages from January through June 2002 were down 10% compared with the first six calendar months. We have not found a solid bottom in advertising pages. Like our competition in this market, we have felt that decline in our operations. We continue to rationalize both cost and capacity and we do not believe that we have lost share. We are going to need for pricing to stabilize and for pages to increase before we really are going to have this division back to historical levels of performance.


The new products and services we have created that are differentiating us from our competition and helping us offset the impact of demand and pricing pressures. Clearly I am a bit biased here, but I believe that these are the sort of achievements that make Cadmus different from our traditional print competitors and position us to show better top line growth and improved results even as the economy continues to go "sideways" and advertising pages remain to be soft. Most of my remarks are going to center around the accomplishments we have made in our strategy to provide scholarly publishers with a faster and fully integrated electronic publishing system. But, in all four of our markets we have developed new and differentiating products and services. We are excited about the progress we are making there.

When I moved into this position two years ago, I indicated that Cadmus would focus on its core markets and use its market expertise to (i) develop new, more content-oriented products, and (ii) provide additional services which might be most appropriately described as "publishing services" as opposed to "print services." Again, while we have made progress in all four markets, our most notable achievements are in the STM market.

         We are nearing completion of our Cadmus KnowledgeWorks System, which is a fully integrated electronic publishing system that has the potential to speed up rather

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         dramatically the overall publishing process in the STM market.  A little more specifically:

             o We have introduced two new versions of our Rapid Review(R) system. With its selection by the prestigious American Society for Microbiology, this system recently achieved a world leadership position in the STM market as the most heavily used web-based peer review system available. We now serve 20 publishers producing 46 journals, which together process more than 53,000 submissions annually.

             o Second, our Rapid Edit(TM) electronic copy-editing system now serves over 50 publishers, representing 200 journals. This product improves the publisher's editing quality and efficiency, reduces the costs of composition, and delivers faster turnaround times.

             o Our third product that we introduced, our Rapid Proof(TM) internet-based system reduces the author's proofing cycle and shortens the production cycle by putting page proofs in front of the authors more quickly. Again, over 25 publishers representing over 200 journals have adopted this product to enhance their operations.

             o Finally, Rapid Inspector(TM), which was introduced to the market less than 6 weeks ago, already has 2 publishers signed on for fiscal 2003. This product performs a complete diagnostic on graphics and illustrations supplied by authors comparing the submissions to the specifications of the publication to which the author is submitting his or her manuscript. This dramatically reduces the production cycle since the digital files are inspected and corrected before being submitted to the publisher.

         For fiscal 2003, we expect license and recurring fee revenues from these products to continue to grow as we introduce more modules of our KnowledgeWorks System and market it more aggressively. Activity levels with respect to these products is strong and we are adding additional sales resources to meet increasing customer interest.

         In addition to these new products, we are continuing to grow our publishing service revenues. In this area, we essentially serve as an outsource production department - providing a full range of services traditionally performed by the publishers themselves. Just a couple of examples:

             o We provide Article Management Services for publishers, where we handle on an outsource basis all of their author reprint services. We take orders from the authors, we produce the reprints either in printed or electronic version, we bill the authors, we collect from the authors, and we remit the proceeds - less our fees - back to the publishers.

             o Similarly, we provide Commercial Reprint Services, where we market reprints - again either electronic or printed - to pharmaceutical companies and other organizations seeking to use this scholarly information to market pharmaceutical products to prescribing physicians. Again, we take the order, produce the reprints, bill the pharmaceutical company, collect the money, and remit the proceeds - again, less our fees - back to the publishers.

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         These areas are a growing revenue stream for Cadmus, and another one where we are adding more sales and service resources to meet increased demand.

We are obviously excited about the progress we have made in these areas. With our system, we have tools that can automate many aspects of the scholarly publishing cycle to improve efficiencies and allow the publishers and societies to focus on obtaining the best content and making their publications even more respected in the industry. At the same time, our publishing service offerings are industry leading as well. We are capable of serving as an outsource production department for our customers -- managing all aspects of content processing, copy editing, issue management, and reprint management services in addition to traditional print, bind, and mail. As our customers are struggling to keep up with content processing technology, to retain scarce editorial resources, and to focus their time and energy on core publishing activities, this well established outsource approach seems to be gaining momentum.

We believe these efforts, and other similar efforts in our other markets, are fundamentally changing our business - from the leading printer of scholarly publications to a leading content information processor that also has a strong printing and distribution capabilities. This shift is differentiating us from our competition, it is offsetting soft print demand and pricing, and it is giving us solid opportunities for profitable growth.

So, in conclusion, we are pleased with the quarter and the year - where we made good progress financially and strategically despite very challenging market conditions. We do believe we're on the right track and that we are well positioned going forward.

With that, I will now turn it over to Steve Hare for a more detailed review of the financial performance of our fourth quarter and fiscal year.

Steve,

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Financial review of our fourth fiscal quarter
---------------------------------------------

Thank you Bruce and good morning. We have released our fourth quarter and full fiscal year earnings report this morning and plan to file our Form 10-K in late September. Today, I would like to highlight our financial results and discuss a few of our key financial management initiatives.

Consolidated Results - Fourth Quarter Ended June 30,2002
---------------------------------------------------------
         (millions)               CY               PY
                                  --               --

         Sales - Recurring      $109.0           $116.7            Down 7%

On a sequential basis, sales in the fourth quarter declined by 3.2%. Sales - excluding the impact of changes in paper prices and the pass-through costs of postage and freight were only down 3%. We believe that recurring sales are a better comparison for trends in the business and they exclude closed and divested operations that were reported in last year's sales. In addition, all results that we will discuss today are from continuing operations, and exclude this year's write-off of deferred loan costs in connection with the amendment of our bank credit facility and last year's restructuring and other special charges.

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On a segment basis, we reported sales of the following for the fourth quarter:

         (millions)                 CY               PY
                                    --               --
Publications Services               $96.3            $104.5   down 8%, or 4% ex paper, postage, freight impact

Specialty Packaging                 $12.7            $12.2, up 5% or 7% ex paper, postage, freight impact

As Bruce has indicated, top line growth remains the single biggest challenge that our industry and Cadmus face today. In our Publication Services segment, revenue declined primarily due to the continued softness in advertising pages, as well as volume and pricing pressures in these markets. Throughout the industry, customer consolidation, overcapacity and reduced demand in a weak economy are all factors that have produced the volume and pricing pressures. This is why we have focused, as Bruce has mentioned, on new products and new services and why we are pleased with the progress made in reducing the impact of softer demand for traditional print services.

Despite tough market conditions, Cadmus achieved improved financial performance in many key areas this quarter compared to last year's fourth quarter:

      o  Gross margin improved to 19.1% versus 17.3% last year.
      o  Operating margins improved to 6.7% versus 5.9% last year's quarter.
      o  EBITDA margins improved to12.3% versus 11.1%.
      o Earnings per share from continuing operations improved to $0.19 versus $0.11 last year (excluding restructuring and other charges) and it also improved sequentially from $0.17 in the third quarter of this fiscal year.
      o Cash EPS, which excludes amortization of goodwill expense, improved to $0.31 per share versus $0.24 last year.
      o Total debt was reduced by $1.2 million during the quarter. Cash flow from operations was used to achieve our debt reduction target.
      o Interest expense, which includes securitization costs, continued to trend lower with $4.2 million of expense during the quarter compared to $5.1 million in last year's fourth quarter.

Consolidated Results - Fiscal Year Ending June 30, 2002

         (millions)              CY               PY
                                 --               --

         Sales - Reported      $447.3           $511.5

         Sales - Recurring     $447.3           $476.0    Down 6% year over year

Sales - excluding the impact of changes in paper prices and the pass-through costs of postage and freight were only down 3%.

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On a segment basis, we reported sales of the following for the fiscal year:

         (millions)       CY          PY
                          --          --

Publications Services     $395.4      $426.3 down 7%, or 4% ex the pass-throughs

Specialty Packaging       $51.9       $49.7, up 5% year over year

The decline in sales for the full year in the Publications Services segment was primarily due to lower special interest magazine sales and overall pricing pressures. Earnings per share from continuing operations were $0.57 versus $0.74 last year (excluding restructuring and other charges). Cash EPS, again excluding amortization of goodwill expense, was $1.09 per share. We will adopt SFAS #142 effective July 1, 2002.

I would like to highlight the progress we made again this year in debt reduction. For the full fiscal year, we reduced debt by $34.7 million. This achievement follows reduction of $25.0 million for fiscal 2001. Interest expense, including securitization costs, continued to trend lower with full year expense of $17.2 million versus to $22.1 million last year. Debt reduction was produced by aggressive working capital management and by tight control of capital spending. We're proud of this accomplishment, particularly in light of the soft markets which constrain our revenue growth. Additionally, after two years of focus on cash flow, we believe that these management practices have become institutionalized at Cadmus and will continue to benefit us going forward.

One final note, we amended our senior bank credit facility in our fiscal fourth quarter. The amendment adds flexibility for the Company primarily in connection with total leverage covenants which were scheduled to continue to ratchet down over the next several quarters. The Company reduced its revolving credit commitment from $105 million to $78 million, which matches the total amount previously available for borrowing. As a result, the Company's borrowing capacity remains the same. The lower commitment will reduce annual commitment fees by $200 thousand and required us to record a pre-tax write-off of $300 thousand of a pro-rata portion of deferred loan costs in the fourth quarter. We had $25.3 million in borrowings under this facility at June 30, 2002.

Bruce, that's my report. I'll now turn the call back to you.

Thanks, Steve

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Let me just talk a bit about fiscal 2003.

As we look ahead, signs of economic recovery in our markets are still pretty faint in our markets. We have not anticipated much help from the marketplace as we developed plans for the coming fiscal year in terms of either increased demand or improved pricing. We expect another tough year in terms of market conditions.

However, we are excited about the progress we are making in all our divisions to extend our product/service offering. We believe that these new products and services will continue to differentiate us from our competition and help us offset the impact of demand and pricing pressures. This is certainly a positive for us going into FY03.

In these market conditions, we are not comfortable offering specific guidance for fiscal 2003. We do believe, however, that even if we see only very modest improvement in our markets, we are positioned to deliver improved results next year. On the balance sheet side, our goal is to continue to deleverage, although the pace of debt reduction will slow somewhat from the very aggressive rate in the coming fiscal year as a result of increased pension payments required, increased income tax payments, and our desire to

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invest further to leverage our content management strategy. However we will continue to strive to sell excess assets, such as the airport facility in Richmond, and we plan to deliver an overall reduction in debt again in this coming year.

In summary, our biggest challenge of our peers is to achieve top line growth in this market environment. Our strategic and cost reduction initiatives continue to reduce the negative impact of lower volume and pricing. At the same time, we have made, and are continuing to make, the necessary investments to further differentiate us from our competition. We are pleased with our performance in further extending our differentiation strategy, expanding our content management strategy in fiscal 2002, and we are excited about further executing these strategies in fiscal 2003.

Bill, we are now ready for questions

After questions - conclusion
----------------------------

I'd like to thank all of you for joining us for today's call and for your questions. As we have indicated, our focus is, and will remain, to grow the business, to expand our content management services, to gain share, to improve our financial results and to strengthen even further the fundamentals of the company.

Again, thank you for your participation and questions.